                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 January 8, 2004

                                   ----------

                Date of Report (Date of earliest event reported)


                            MEXICAN RESTAURANTS, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

          Texas                   000-28234                   76-0493269
-----------------------   ------------------------       -------------------
(State of Organization)   (Commission File Number)          (IRS Employer
                                                         Identification No.)

                                 1135 Edgebrook
                             Houston, TX 77034-1899
         ---------------------------------------------------------------
         (Address of Registrant's Principal Executive Office) (Zip Code)

                                 (713) 943-7574
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

         The Registrant hereby amends Item 7 of its Current Report on Form 8-K filed on January 9, 2004 to include financial statements and pro forma information in accordance with Item 7(a)(4) of Form 8-K within sixty days after the due date of the initial filing. The Form 8-K Current Report filed on January 9, 2004 disclosed the Registrant's completion of its previously announced purchase of thirteen restaurants (eight Casa Ole restaurants located in Southeast Texas, two Casa Ole restaurants located in Southeast Louisiana and three Crazy Jose's restaurants located in Southeast Texas) and related assets from its Beaumont-based franchisee for a total consideration of approximately $13.75 million.

         Except as set forth in Item 7 below, no other changes are made to the Current Report on Form 8-K filed on January 9, 2004.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)(b) Financial Statements of Business Acquired and Pro Forma Financial Information

Combined Financial Statements of Casa Ole of Beaumont:

         Independent Auditors' Report

         Combined Balance Sheets as of December 31, 2001 and December 31, 2002

         Combined Statements of Income for the years ended December 31, 2001 and December 31, 2002

         Combined Statements of Shareholders' Equity and for the years ended December 31, 2001 and December 31, 2002

         Combined Statements of Cash Flows for the years ended December 31, 2001 and December 31, 2002

         Notes to Combined Financial Statements

Unaudited Combined Financial Statements of Casa Ole of Beaumont:

         Unaudited Combined Balance Sheet as of September 30, 2003

         Unaudited Combined Statements of Income for the nine months ended September 30, 2002 and September 30, 2003

         Unaudited Combined Statements of Cash Flows for the nine months ended September 30, 2002 and September 30, 2003

         Notes to Unaudited Condensed Combined Financial Statements

Unaudited Pro Forma Combined Financial Statements of Mexican Restaurants, Inc. and Casa Ole of Beaumont:

         Unaudited Pro Forma Condensed Combined Balance Sheet as of September 28, 2003

         Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 28, 2003

         Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 29, 2002

         Notes to Unaudited Pro Forma Condensed Combined Financial
         Statements

(c) Exhibits

*99.1             Press release of Mexican Restaurants, Inc., dated January 8,
                  2004

**99.2 Asset Purchase Agreement by and among Casa Ole East, Ltd. as Buyer, and Mexican Restaurants, Inc., as Guarantor, Casa Ole of Beaumont, Inc., Casa Ole of Lake Charles, Inc., Harken Real Estate Company, Inc., Crazy Jose's Restaurant Group, Inc., and Crazy Jose's Franchising, Inc., as Seller, and Thomas L. and Melba Harken and Victor M. and Dolores Gonzalez, as Shareholders dated September 25, 2003.

*Filed previously with the Registrant's Current Report on Form 8-K on January 9, 2004.

**Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed September 28, 2003.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Mexican Restaurants, Inc.:


         We have audited the accompanying combined balance sheets of Casa Ole of Beaumont, Inc. and subsidiaries (the "Company") as of December 31, 2001 and December 31, 2002, and the related combined statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Casa Ole of Beaumont, Inc. and subsidiaries as of December 31, 2001 and December 31, 2002, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP


Houston, Texas
March 12, 2004

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                             COMBINED BALANCE SHEETS

                     DECEMBER 31, 2001 AND DECEMBER 31, 2002


                                                                           2001              2002
                                                                       ------------      ------------
ASSETS

Current assets:
  Cash and cash equivalents ......................................     $  2,833,301      $  2,793,668
  Other receivables ..............................................          754,601           757,934
  Inventory ......................................................          173,388           183,382
  Prepaid expenses and other current assets ......................          132,627           155,879
                                                                       ------------      ------------
         Total current assets ....................................        3,893,917         3,890,863
                                                                       ------------      ------------

Property, plant and equipment ....................................       13,056,875        13,209,345
  Less accumulated depreciation ..................................       (6,868,956)       (7,532,117)
                                                                       ------------      ------------
         Net property, plant and equipment .......................        6,187,919         5,677,228
Other assets .....................................................           32,295            32,295
                                                                       ------------      ------------

                                                                       $ 10,114,131      $  9,600,386
                                                                       ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt .........................     $    194,550                --
  Payable to officers ............................................          527,500           527,500
  Accounts payable ...............................................          498,829           489,707
  Accrued sales and liquor taxes .................................          150,188           148,254
  Accrued payroll and taxes ......................................          384,025           362,910
  Accrued expenses ...............................................          159,677           168,502
  Income taxes payable ...........................................          108,751            60,524
  Deferred income taxes ..........................................           48,828           111,505
                                                                       ------------      ------------

         Total current liabilities ...............................        2,072,348         1,868,902
                                                                       ------------      ------------

Long-term debt ...................................................          983,451                --
Other liabilities ................................................           61,685            61,685

Stockholders' equity:
Capital stock, $1.00 par value, 3,100,000 shares
    authorized, 322,242 shares issued ............................          322,242           322,242
  Additional paid-in capital .....................................           27,300            27,300
  Retained earnings ..............................................        6,647,105         7,320,257
                                                                       ------------      ------------
         Total stockholders' equity ..............................        6,996,647         7,669,799
                                                                       ------------      ------------

                                                                       $ 10,114,131      $  9,600,386
                                                                       ============      ============


            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                          COMBINED STATEMENTS OF INCOME

                FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001 AND
                                DECEMBER 31, 2002


                                                                           2001              2002
                                                                       ------------      ------------
Revenues:
  Restaurant sales ...............................................     $ 20,652,667      $ 20,719,597
Costs and expenses:
  Cost of sales ..................................................        5,311,509         5,273,779
  Labor ..........................................................        6,130,131         6,427,877
  Restaurant operating expenses ..................................        3,357,465         3,276,223
  General and administrative .....................................        3,109,247         3,044,549
  Depreciation and amortization ..................................          706,035           688,983
  Franchise expense ..............................................          429,376           433,743
                                                                       ------------      ------------
                                                                         19,043,763        19,145,154

         Operating income ........................................        1,608,904         1,574,443
                                                                       ------------      ------------

Other income (expense):
  Interest expense ...............................................         (111,708)          (24,019)
  Other, net .....................................................          101,508            72,851
                                                                       ------------      ------------
                                                                            (10,200)           48,832
                                                                       ------------      ------------
Income before income tax expense .................................        1,598,704         1,623,275
Income tax expense ...............................................          439,460           448,495
                                                                       ------------      ------------

         Net income ..............................................     $  1,159,244      $  1,174,780
                                                                       ============      ============

            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                           FOR THE FISCAL YEARS ENDED
                                DECEMBER 31, 2001
                              AND DECEMBER 31, 2002


                                                    ADDITIONAL                             TOTAL
                                     CAPITAL          PAID-IN          RETAINED        STOCKHOLDERS'
                                      STOCK           CAPITAL          EARNINGS           EQUITY
                                   ------------     ------------     ------------      -------------

Balances at December 31, 2000      $    322,242     $     27,300     $  5,596,727      $  5,946,269

  Net income                                 --               --        1,159,244         1,159,244

  Distribution                               --               --         (108,866)         (108,866)
                                   ------------     ------------     ------------      ------------

Balances at December 31, 2001      $    322,242     $     27,300     $  6,647,105      $  6,996,647
                                   ============     ============     ============      ============

  Net income                                 --               --        1,174,780         1,174,780

  Distribution                               --               --         (501,628)         (501,628)
                                   ------------     ------------     ------------      ------------

Balances at December 31, 2002      $    322,242     $     27,300     $  7,320,257      $  7,669,799
                                   ============     ============     ============      ============


            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                        COMBINED STATEMENTS OF CASH FLOWS

                FOR THE FISCAL YEARS ENDED DECEMBER 31, 2001 AND
                                DECEMBER 31, 2002


                                                                           2001              2002
                                                                       ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income .......................................................     $  1,159,244      $  1,174,780
Adjustments to reconcile net income to net
       cash provided by operating activities:
    Depreciation and amortization ................................          706,035           688,983
    Deferred income taxes ........................................           12,609            62,677
    Gain on sale of fixed assets .................................           23,269             9,534
Changes in assets and liabilities, net of effects of acquisitions:
    Other receivables ............................................           82,331            (3,333)
    Income taxes payable .........................................         (105,606)          (48,227)
    Inventory ....................................................          118,656            (9,994)
    Prepaids and other current assets ............................          (84,659)          (23,252)
    Other assets .................................................           37,564                --
    Accounts payable and accrued liabilities .....................          (34,892)          (23,346)
                                                                       ------------      ------------
          Total adjustments ......................................          755,307           653,042
                                                                       ------------      ------------
          Net cash provided by operating activities ..............        1,914,551         1,827,822
                                                                       ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets .....................................            9,000            22,350
Purchase of property, plant and equipment ........................         (480,627)         (210,176)
                                                                       ------------      ------------
Net cash used in investing activities ............................         (471,627)         (187,826)
                                                                       ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on long term debt .......................................         (699,942)       (1,178,001)
Distribution .....................................................         (108,866)         (501,628)
                                                                       ------------      ------------
          Net cash used in financing activities ..................         (808,808)       (1,679,629)
                                                                       ------------      ------------

          Increase (decrease) in cash and cash equivalents .......          634,116           (39,633)

Cash and cash equivalents at beginning of year ...................        2,199,185         2,833,301
                                                                       ------------      ------------

Cash and cash equivalents at end of year .........................     $  2,833,301      $  2,793,668
                                                                       ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year:

    Interest .....................................................     $    111,845      $     27,259
    Income taxes .................................................          532,460           434,045


            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     DECEMBER 31, 2001 AND DECEMBER 31, 2002

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Description of Business

         Casa Ole of Beaumont, Inc. and Subsidiaries (the "Company") owns and operates 13 full-service restaurant facilities located in Southeast Texas and in Southwest Louisiana. The Company's combined financial statements include the accounts of Casa Ole of Beaumont, Inc., Casa Ole of Lake Charles, Inc., Harken Real Estate Company, Inc., Crazy Jose's Restaurant Group, Inc., and Crazy Jose's Franchising, Inc. All significant intercompany accounts and transactions have been eliminated in combination.

         (b) Principles of Combination

         The combined financial statements include the accounts of Casa Ole of Beaumont, Inc. and its wholly owned subsidiaries, after elimination of all significant intercompany transactions. The Company franchises ten Casa Ole restaurants and owns and operates three Crazy Jose restaurants principally in Texas and Louisiana.

         (c) Fiscal Year

         The Company maintains its accounting records on a calendar fiscal year ending on December 31.

         (d) Cash Equivalents

         For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

         (e) Inventory

         Inventory, which is comprised of food and beverages, is stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Miscellaneous restaurant supplies are included in inventory and valued on a specific identification basis.

         (f) Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation on equipment and on buildings and improvements is calculated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the shorter of the lease term plus options or estimated useful life of the assets.

         Buildings and improvements ......      20-40 years
         Vehicles ........................          5 years
         Equipment .......................       3-15 years
         Leasehold improvements ..........       3-20 years

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

         Significant expenditures that add materially to the utility or useful lives of property, plant and equipment are capitalized. All other maintenance and repair costs are charged to current operations. The cost and related accumulated depreciation of assets replaced, retired or otherwise disposed of are eliminated from the property accounts and any gain or loss is reflected as other income and expense.

         (g) Impairment of Long-Lived Assets

         SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

         In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

         Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. The Company does not have any intangible assets subject to this provision.

         Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

         (h) Income Taxes

         Income taxes are provided based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The actual income tax expense is based on the pretax income of the Subchapter "C" corporations (Casa Ole of Beaumont, Inc. and Crazy Jose's Restaurant Group, Inc.) multiplied by the effective tax rate, which takes into account the federal deduction for state income taxes. The other combined entities elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been recorded for those entities.

         (i) Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (j) Recently Issued Accounting Standards

         In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have an effect on the Company's financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


(2) PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment at December 31, 2001 and December 31, 2002 were as follows:

                                                              2001             2002
                                                          ------------     ------------

         Land .......................................     $  1,283,050     $  1,283,050
         Buildings and improvements .................        3,458,862        3,458,862
         Artwork ....................................           43,000           43,000
         Vehicles ...................................          411,091          372,007
         Equipment and smallwares ...................        4,819,790        4,926,855
         Leasehold improvements .....................        3,041,082        3,125,571
                                                          ------------     ------------
                   Total ............................     $ 13,056,875     $ 13,209,345
                                                          ============     ============

(3) LONG-TERM DEBT

         Long-term debt consists of the following at December 31, 2001 and December 31, 2002:

                                                                              2001             2002
                                                                          ------------     ------------

              Term Notes
         Long-term debt .............................................        1,178,001                --
         Less current installments ..................................         (194,550)               --
                                                                          ------------      ------------
         Long-term debt, excluding current installments .............     $    983,451      $         --
                                                                          ============      ============

         The Company has five notes with Hibernia National Bank with maturity dates ranging from July 2003 to December 2011. The interest rates are Chase Manhattan Bank Prime variables plus 50 basis points. The Company paid off all of the outstanding notes during fiscal year 2002.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(4) INCOME TAXES

         The provision for income tax expense (benefit) is summarized as follows for fiscal years 2001 and 2002:

                                                              2001             2002
                                                          ------------     ------------
         Current:
                Federal .............................     $    359,189     $    322,966
                State and local .....................           67,662           62,852
         Deferred ...................................           12,609           62,677
                                                          ------------     ------------
                                                          $    439,460     $    448,495
                                                          ============     ============

         The actual income tax expense differs from expected income tax expense calculated by applying the U.S. federal corporate tax rate to income before income tax expense as follows:

                                                              2001             2002
                                                          ------------     ------------
         Expected tax expense .......................     $    411,499     $    432,079
         State tax expense, net .....................           69,196           65,394
         Tax credits ................................          (41,235)         (48,978)
                                                          ------------     ------------

                                                          $    439,460     $    448,495
                                                          ============     ============

         The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2002 and December 31, 2003 are as follows:

                                                          DECEMBER 31,       DECEMBER 31,
                                                              2001             2002
                                                          ------------     ------------
         Deferred tax assets:
            Contribution carryover ..................     $     27,449     $     30,347
                                                          ------------     ------------
                                                          $     27,449     $     30,347
                                                          ------------     ------------

         Deferred tax liabilities:
         Prepaid insurance ..........................     $    (48,787)    $    (57,628)
         Depreciation differences ...................     $     (9,005)    $    (19,527)
         Other accrued liabilities ..................     $    (18,485)    $    (64,697)
                                                          ------------     ------------
                                                          $    (76,277)    $   (141,852)
                                                          ------------     ------------

         Net deferred taxes .........................     $    (48,828)    $   (111,505)
                                                          ============     ============

(5) LEASES

         The Company leases restaurant operating space and equipment under non-cancelable operating leases which expire at various dates through April 30, 2019.

         The restaurant operating space base agreements typically provide for a minimum lease rent plus common area maintenance, insurance, and real estate taxes, plus additional percentage rent based upon revenues of the restaurant (generally 2% to 7%) and may be renewed for periods ranging from five to twenty-five years.

         Future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2002 are approximately:

         2003 .......................................          270,673
         2004 .......................................          263,423
         2005 .......................................          205,845
         2006 .......................................          179,480
         2007 .......................................          161,670
         Thereafter .................................          607,065
                                                          ------------
                                                          $  1,688,156
                                                          ============

         Rent expense for restaurant operating space and equipment amounted to approximately $480,262 and $501,815 respectively for fiscal years 2001 and 2002.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
               NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

(6) RELATED PARTY TRANSACTIONS

         As of December 31, 2001 and 2002, the Company had officer receivables outstanding in the amount of $675,800 and $685,600, respectively. The officers used the loans, in part, to lend money to one of the Company's subsidiaries, creating a payable to the officers as of December 31, 2001 and 2002 in the amount of $527,500.

(7) CONTINGENCIES

         The Company has litigation, claims and assessments that arise in the normal course of business. Management believes that the Company's financial position or results of operations will not be materially affected by such matters.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                        UNAUDITED COMBINED BALANCE SHEETS
                                      AS OF
                               SEPTEMBER 30, 2003


ASSETS                                                                 SEPTEMBER 30,
                                                                           2003
                                                                       -------------
Current assets:
  Cash and cash equivalents ......................................     $  3,157,795
  Other receivables ..............................................          877,912
  Inventory ......................................................          187,173
  Taxes receivable ...............................................          167,395
  Deferred tax asset .............................................           39,874
  Prepaid expenses and other current assets ......................           11,135
                                                                       ------------
    Total current assets .........................................        4,441,284
                                                                       ------------

Property, plant and equipment ....................................       13,354,483
  Less accumulated depreciation ..................................       (8,043,944)
                                                                       ------------
    Net property, plant and equipment ............................        5,310,539

Other assets .....................................................           32,295
                                                                       ------------

                                                                       $  9,784,118
                                                                       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Payable to officers ............................................          527,500
  Accounts payable ...............................................          530,592
  Accrued sales and liquor taxes .................................          151,840
  Accrued payroll and taxes ......................................          350,007
  Accrued expenses ...............................................          139,477
                                                                       ------------

    Total current liabilities ....................................        1,699,416
                                                                       ------------

Other liabilities ................................................           60,139

Stockholders' equity:
  Capital stock, $1.00 par value, 3,100,000 shares
    authorized, 322,242 shares issued ............................          322,242
  Additional paid-in capital .....................................           27,300
  Retained earnings ..............................................        7,675,021
                                                                       ------------
    Total stockholders' equity ...................................        8,024,563
                                                                       ------------

                                                                       $  9,784,118
                                                                       ============


            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES

                     UNAUDITED COMBINED STATEMENTS OF INCOME
                            FOR THE NINE MONTHS ENDED
                           SEPTEMBER 30, 2002 AND 2003

                                                                                 NINE MONTHS

                                                                           2002              2003
                                                                       ------------      ------------
Revenues:
  Restaurant sales ...............................................     $ 15,720,107      $ 15,173,886
Costs and expenses:
  Cost of sales ..................................................        3,995,163         4,115,131
  Labor ..........................................................        4,772,758         4,729,888
  Restaurant operating expenses ..................................        2,478,899         2,667,493
  General and administrative .....................................        2,589,088         2,415,184
  Depreciation and amortization ..................................          535,920           528,634
  Franchise expense ..............................................          328,340           314,456
                                                                       ------------      ------------
                                                                         14,700,168        14,770,786

         Operating income ........................................        1,019,939           403,100
                                                                       ------------      ------------

Other income (expense):
  Interest expense ...............................................          (27,259)               --
  Other, net .....................................................           22,002            59,009
                                                                       ------------      ------------
                                                                             (5,257)           59,009
                                                                       ------------      ------------
Income before income tax expense .................................        1,014,682           462,109
Income tax expense ...............................................          228,369            62,068
                                                                       ------------      ------------

         Net income ..............................................     $    786,313      $    400,041
                                                                       ============      ============

            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
                   UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                               SEPTEMBER 30, 2003

                                                                                NINE MONTHS

                                                                           2002              2003
                                                                       ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income .......................................................     $    786,313      $    400,041
Adjustments to reconcile net income to net
       Cash provided by operating activities:
    Depreciation and amortization ................................          535,920           528,634
    Deferred income taxes ........................................          (60,446)         (151,379)
    Gain (loss) on sale of fixed assets ..........................            9,534            (1,969)
Changes in assets and liabilities, net of effects of acquisitions:
    Other receivables ............................................          (17,493)         (119,978)
    Income taxes receivable/payable ..............................         (249,268)         (227,919)
    Inventory ....................................................           (2,663)           (3,791)
    Prepaids and other current assets ............................          132,627           144,744
    Accounts payable and accrued liabilities .....................          (53,293)              994
                                                                       ------------      ------------
          Total adjustments ......................................          294,918           169,336
                                                                       ------------      ------------
          Net cash provided by operating activities ..............        1,081,231           569,377
                                                                       ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property, plant and equipment ........................         (156,618)         (166,973)
Proceeds from sale of property, plant and equipment ..............           22,350             7,000
                                                                       ------------      ------------
Net cash used in investing activities ............................         (134,268)         (159,973)
                                                                       ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments on long term debt .......................................       (1,178,001)               --
Distributions ....................................................         (117,511)          (45,277)
                                                                       ------------      ------------
          Net cash used in financing activities ..................       (1,295,512)          (45,277)
                                                                       ------------      ------------

          Increase (decrease) in cash and cash equivalents .......         (348,549)          364,127

Cash and cash equivalents at beginning of year ...................        2,833,301         2,793,668
                                                                       ------------      ------------

Cash and cash equivalents at end of period .......................     $  2,484,752      $  3,157,795
                                                                       ============      ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year:
     Interest ....................................................     $     27,259      $         --
     Income taxes ................................................          475,944           441,366

            See accompanying notes to combined financial statements.

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     DECEMBER 31, 2001 AND DECEMBER 31, 2002

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a) Description of Business

         Casa Ole of Beaumont Inc. and subsidiaries (the "Company") owns and operates 13 full-service restaurant facilities located in Southeast Texas and in Southwest Louisiana. The Company's combined financial statements include the accounts of Casa Ole of Beaumont, Inc., Casa Ole of Lake Charles, Inc., Harken Real Estate Company, Inc., Crazy Jose's Restaurant Group, Inc., and Crazy Jose's Franchising, Inc. All significant intercompany accounts and transactions have been eliminated in combination.

         (b) Income Taxes

         Income taxes are provided based on the asset and liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The actual income tax expense is based on the pretax income of the Subchapter "C" corporations (Casa Ole of Beaumont, Inc. and Crazy Jose's Restaurant Group, Inc.) multiplied by the effective tax rate, which takes into account the federal deduction for state income taxes. The other combined entities elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been recorded for those entities.

         (c) Recently Issued Accounting Standards

         In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have an effect on the Company's financial statements.

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


         On January 7, 2004, the Company completed its purchase of 13 restaurants and related assets from its Beaumont-based franchisee for a total consideration of approximately $13.75 million. The restaurants acquired include 8 Casa Ole restaurants located in Southeast Texas, 2 Casa Ole restaurants located in Southwest Louisiana, and 3 Crazy Jose's restaurants located in Southeast Texas. In the past year these restaurants had combined sales of over $20 million.

         The financing for the acquisition was provided by Fleet National Bank, CNL Franchise Network, LP ("CNL") and the sellers of Casa Ole of Beaumont, Inc. and Subsidiaries. Fleet National Bank provided $2.5 million of the acquisition by amending its credit facility with Mexican Restaurants, Inc. Six of the acquired restaurants were concurrently sold to CNL for $8.25 million in a sale-leaseback transaction. The sellers accepted $3.0 million in notes from Mexican Restaurants, Inc. for the balance of the purchase price.

         The following unaudited pro forma condensed combined balance sheet information as of September 28, 2003 gives effect to the acquisition by Mexican Restaurants, Inc. of the 13 restaurants and related assets of Casa Ole of Beaumont Inc. and Subsidiaries as if such transaction had occurred on September 28, 2003. The following unaudited pro forma condensed combined income statement information as of December 29, 2002 and September 28, 2003 give effect to the acquisition by Mexican Restaurants, Inc. of the 13 restaurants and related assets of Casa Ole of Beaumont, Inc. and Subsidiaries as if it had occurred at the beginning of fiscal year 2002 and the beginning of the nine month period of fiscal year 2003.

         The pro forma adjustments are based on preliminary estimates and certain assumptions that Mexican Restaurants, Inc. believes are reasonable under the circumstances. The assets acquired consisted mainly of fixed restaurant assets and inventory. The actual allocation of the purchase price is preliminary and may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market values of the assets has been completed.

         Management cannot fully quantify the cost savings and synergies associated with the combined company. It is anticipated that any such savings will be partially offset by the cost of additional corporate infrastructure to support the combined operation accordingly, no pro forma adjustments related to these cost savings and synergies have been included in the pro forma combined financial information of the combined company.

         The following combined company pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The combined company unaudited pro forma financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The combined company unaudited pro forma financial statements should be read in conjunction with the notes thereto and the following documents included or incorporated by reference herein:

         - the historical audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Mexican Restaurants, Inc. on Form 10-K as of December 29, 2002.

         - the quarterly reports on Form 10-Q of Mexican Restaurants, Inc. for the quarter ended September 28, 2003.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 28, 2003
                                 (IN THOUSANDS)

                                   HISTORICAL
                                    UNAUDITED

                                                                      CASA OLE
                                                       MEXICAN       OF BEAUMONT,
                                                     RESTAURANTS,      INC. AND       PRO FORMA            PRO FORMA
ASSETS                                                   INC.        SUBSIDIARIES    ADJUSTMENTS            COMBINED
                                                     ------------    ------------    ------------         ------------

 Current assets:
   Cash and cash equivalents                         $    271,288    $  3,157,795    $ (3,157,795)(2)     $    271,288
   Royalties receivable                                   169,961              --              --              169,961
   Other receivables                                      500,164         877,912        (877,912)(2)          500,164
   Inventory                                              513,373         187,173              --              700,546
   Taxes receivable                                       359,714         167,395        (167,395)(2)          359,714
   Deferred tax assets                                         --          39,874         (39,874)(2)               --
   Prepaid expenses and other current assets              545,971          11,135         (11,135)(2)          545,971
                                                     ------------    ------------                         ------------
                Total current assets                    2,360,471       4,441,284                            2,547,644
                                                     ------------    ------------                         ------------

Property, plant and equipment                          28,879,862      13,354,483     (10,854,483)(3)       31,379,862
  Less accumulated depreciation                       (12,360,976)     (8,043,944)      8,043,944(3)       (12,360,976)
                                                     ------------    ------------                         ------------
            Net property, plant and equipment          16,518,886       5,310,539                           19,018,886
  Deferred tax assets                                     252,025              --                              252,025
  Property held for resale                                963,605              --                              963,605
  Other assets                                          8,077,276          32,295       2,989,226(4)        11,098,797
                                                     ------------    ------------                         ------------

                                                       28,172,263       9,784,118                           33,880,957
                                                     ============    ============                         ============

LIABILITIES & STOCKHOLDERS' EQUITY

 Current liabilities:
   Current installments of long-term debt               1,500,000              --        (500,000)(8)        1,000,000
    Payable to officers                                        --         527,500        (527,500)(2)               --
   Accounts payable                                     1,700,587         530,592        (530,592)(2)        1,700,587
   Accrued sales and liquor taxes                         460,884         151,840        (151,840)(2)          460,884
   Accrued payroll and taxes                              945,466         350,007        (350,007)(2)          945,466
   Accrued expenses                                       792,854         139,477        (139,477)(2)          792,854
                                                     ------------    ------------                         ------------
                                                        5,399,791       1,699,416                            4,899,791
                  Total current liabilities

    Long-term debt                                      2,000,000              --       6,208,694(5,8)       8,208,694
    Other liabilities                                     884,781          60,139         (60,139)(2)          884,781
    Deferred gain                                       2,029,391              --              --            2,029,391

    Stockholders' equity:
      Preferred stock, $.01 par value,
        1,000,000 shares authorized, none issued               --              --              --                   --
     Capital stock, $0.01 par value,
        20,000,000 shares authorized, 4,732,705            47,327         322,242        (322,242)(9)           47,327
        Shares issued
     Additional paid-in capital                        20,121,076          27,300         (27,300)(9)       20,121,076
       Retained earnings                                9,457,343       7,675,021      (7,675,021)(9)        9,457,343
       Deferred Compensation                              (57,933)             --              --              (57,933)
       Treasury stock, cost of 1,348,100 common
          Shares in 2002 and 1,348,100
          Common shares in 2003                       (11,709,513)             --              --          (11,709,513)
                                                     ------------    ------------                         ------------
                  Total stockholders' equity           17,858,300       8,024,563                           17,858,300
                                                     ------------    ------------                         ------------
                                                       28,172,263       9,784,118                           33,880,957
                                                     ============    ============                         ============

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 28, 2003


                                                      HISTORICAL
                                               -----------------------------
                                                               CASA OLE OF
                                                 MEXICAN      BEAUMONT, INC.
                                               RESTAURANTS,        AND              PRO FORMA          PRO FORMA
                                                   INC.        SUBSIDIARIES        ADJUSTMENTS          COMBINED
                                               ------------   --------------       ------------       ------------
Revenues:
  Restaurant sales
  Franchise fees, royalties and other          $ 43,769,906    $ 15,173,886       $         --       $ 58,943,792
                                                    868,944              --           (314,456)(1)        554,488
                                               ------------    ------------       ------------       ------------
                                                 44,638,850      15,173,886           (314,456)        59,498,280

Costs and expenses:
  Cost of sales                                  12,128,125       4,115,131                 --         16,243,256
  Labor                                          14,644,431       4,729,888                 --         19,374,319
  Restaurant operating expenses                  11,113,980       2,667,493                 --         13,781,473
  General and administrative                      3,968,340       2,415,184                 --          6,383,524
  Depreciation and amortization                   1,773,000         528,634                 --          2,301,634
  Pre-opening costs                                  95,526              --                 --             95,526
  Restaurant closure costs                           52,648              --                 --             52,648
  Franchise expense                                      --         314,456           (314,456)(1)             --
                                               ------------    ------------       ------------       ------------
                                                 43,776,050      14,770,786           (314,456)        58,232,380


Operating income                                    862,800         403,100                 --          1,265,900
                                               ------------    ------------       ------------       ------------

Other income (expense):
  Interest income                                    20,165              --                 --             20,165
  Interest expense                                 (196,713)             --           (182,105)(6)       (378,818)
  Other, net                                        567,441          59,009                 --            626,450
                                               ------------    ------------       ------------       ------------
                                                    390,893          59,009           (182,105)           267,797
                                               ------------    ------------       ------------       ------------

Income before income tax expense                  1,253,693         462,109                             1,533,697
Income tax expense                                  374,073          62,068             61,850(7)         497,991
                                               ------------    ------------       ------------       ------------

         Net income                            $    879,620    $    400,041                          $  1,035,706
                                               ============    ============                          ============

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED DECEMBER 29, 2002


                                                       HISTORICAL
                                               -----------------------------
                                                               CASA OLE OF
                                                 MEXICAN      BEAUMONT, INC.
                                               RESTAURANTS,        AND             PRO FORMA          PRO FORMA
                                                   INC.        SUBSIDIARIES       ADJUSTMENTS          COMBINED
                                               ------------   --------------      ------------       ------------
Revenues:
  Restaurant sales
  Franchise fees, royalties and other          $ 58,701,584    $ 20,719,597       $         --       $ 79,421,181
                                                  1,285,631              --           (433,743)(1)        851,888
                                               ------------    ------------       ------------       ------------
                                                 59,987,215      20,719,597           (433,743)        80,273,069
Costs and expenses:
  Cost of sales                                  16,059,396       5,273,779                 --         21,333,175
  Labor                                          19,345,618       6,427,877                 --         25,773,495
  Restaurant operating expenses                  14,571,177       3,276,223                 --         17,847,400
  General and administrative                      5,197,876       3,044,549                 --          8,242,425
  Depreciation and amortization                   2,239,806         688,983                 --          2,928,789
  Pre-opening costs                                  15,837              --                 --             15,837
  Franchise expense                                      --         433,743           (433,743)(1)             --
                                               ------------    ------------       ------------       ------------
                                                 57,429,710      19,145,154           (433,743)        76,141,121

Operating income                                  2,557,505       1,574,443                 --          4,131,948
                                               ------------    ------------       ------------       ------------

Other income (expense):
  Interest income                                   113,128              --                 --            113,128
  Interest expense                                 (370,699)        (24,019)          (111,760)(6)       (506,478)
  Other, net                                        200,191          72,851                 --            273,042
                                               ------------    ------------       ------------       ------------
                                                    (57,380)         48,832           (111,760)          (120,308)
                                               ------------    ------------       ------------       ------------

Income before income tax expense                  2,500,125       1,623,275                             4,011,640
Income tax expense                                  796,197         448,495             57,887(7)       1,302,579
                                               ------------    ------------       ------------       ------------

         Net income                            $  1,703,928    $  1,174,780                          $  2,709,061
                                               ============    ============                          ============

                   CASA OLE OF BEAUMONT, INC. AND SUBSIDIARIES
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

(1) Adjustment reflects elimination of royalties paid to purchasing company (Mexican Restaurants, Inc.) and expensed by purchased company (Casa Ole of Beaumont, Inc. and subsidiaries).

(2) This adjustment reflects the elimination of assets not acquired or liabilities not assumed. The acquisition consisted primarily of 13 restaurants and their related fixed assets and inventory. The acquisition also included one 13,400 square foot office building and one restaurant pad site.

(3) This adjustment is used to reflect adjustments to historical property, plant and equipment bases to fair value, which is preliminary and subject to change. Six of the acquired restaurants were concurrently sold to CNL for $8.25 million in a sale-leaseback transaction. The Company is currently in the process of evaluating the fair values of the remaining property and equipment purchased using internal and external resources. Upon the completion of the assessment of the fair value of the assets acquired and liabilities assumed, the Company will update its purchase price allocation accordingly.

(4) This adjustment reflects the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill), which is preliminary and subject to change.

(5) This adjustment reflects the additional borrowings of $5.7 million to finance a portion of the purchase price. Six of the acquired restaurants were concurrently sold to CNL for $8.25 million in a sale-leaseback transaction and will be recorded as operating leases.

(6) This adjustment reflects the incremental increase in interest expense associated with the (i) interest expense calculated using an interest rate on the Amended Credit Facility of 5.5% per annum on the $5.7 million portion, (ii) the elimination of the interest expense associated with the prior credit facility.

(7) The adjustment reflects the tax expense based on Mexican Restaurant's effective tax rate of 32.47%.

(8) Reclassify current portion of debt to long-term debt based on amended loan facility used to finance the acquisition.

(9) This adjustment reflects the elimination of Casa Ole of Beaumont, Inc. equity and retained earnings in accordance with the purchase method of accounting for business combinations.

(10) For the twelve months ended December 31, 2002 and the nine months ended September 30, 2003, general and administrative expense included officer compensation of approximately $1.0 million and $0.8 million, respectively, relating to officers of the Company that will no longer be employed by Casa Ole of Beaumont, Inc. and Subsidiaries after January 7, 2004.